UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2023

INFINERA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-33486	77-0560433
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6373 San Ignacio Avenue San Jose, CA	95119
(Address of principal executive offices)	(Zip Code)

(408) 572-5200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.001 par value per share	INFN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Exchange and Subscription Agreements; Repurchase Agreements

On May 16, 2023, Infinera Corporation (the “Company”) entered into separate, privately negotiated agreements (the “Exchange/Subscription Agreements”) with certain qualified investors to issue $100.0 million in additional aggregate principal amount of its currently outstanding 3.75% Convertible Senior Notes due 2028 (the “additional notes”) in a private placement to such investors pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). In addition, on May 16, 2023, the Company entered into separate, privately negotiated agreements (the “Repurchase Agreements”) with certain investors to repurchase approximately $83.9 million in aggregate principal amount of its 2.125% Convertible Senior Notes due 2024 (the “repurchased 2024 notes”). The additional notes will constitute a further issuance of, and form a single series with, the Company’s outstanding 3.75% Convertible Senior Notes due 2028 issued on August 8, 2022 in the aggregate principal amount of $373.75 million (the “existing notes” and, together with the additional notes, the “notes”). The issue price for the additional notes and the repurchase price for the repurchased 2024 notes will be determined over a 20 trading day averaging period. The additional notes will have substantially identical terms to the existing notes (except that they will be issued with a separate restricted CUSIP number). Immediately after giving effect to the repurchase of the repurchased 2024 notes, the Company will have approximately $18.7 million aggregate principal amount of 2.125% Convertible Senior Notes due 2024 outstanding.

The notes are general, unsecured obligations of the Company, and interest will be payable semiannually in arrears at a rate of 3.75% per year. The notes will mature on August 1, 2028, unless repurchased, redeemed or converted prior to such date.

The current conversion rate is 147.1183 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $6.80 per share of the Company’s common stock). Upon conversion, the Company will pay cash up to the aggregate principal amount of the notes to be converted and will pay or deliver, as the case may be, cash, shares of common stock of the Company or a combination of cash and shares of common stock of the Company, at its election, in respect of the remainder, if any, of its conversion obligation in excess of the aggregate principal amount of the notes being converted. Prior to May 1, 2028, the notes will be convertible at the option of holders only upon satisfaction of certain conditions and during certain periods. Thereafter, the notes will be convertible at the option of holders at any time until the close of business on the second scheduled trading day immediately preceding the maturity date.

The Company may redeem for cash all or any part of the notes, at its option, on or after August 5, 2025, if the last reported sale price of the Company’s common stock has been at least 130% of the conversion price for the notes then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

Holders of the notes will have the right to require the Company to repurchase for cash all or any portion of their notes at a repurchase price equal to 100% of their principal amount, plus any accrued and unpaid interest, upon the occurrence of a fundamental change (as defined in the indenture relating to the notes). The Company, under certain circumstances, will also be required to increase the conversion rate for holders who convert their notes in connection with certain fundamental changes occurring prior to the maturity date or following the Company’s issuance of a notice of an optional redemption.

The foregoing description of the Exchange/Subscription Agreements and the Repurchase Agreements is qualified in its entirety by reference to the form of Exchange/Subscription Agreement and form of Repurchase Agreement, which are attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Loan Amendment

The Company entered into the Second Amendment to Loan, Guaranty and Security Agreement, dated as of May 16, 2023 (the “Amendment”), among the Company, the other obligors party thereto, the lenders that are a party thereto, and Bank of America, N.A., as administrative agent (the “Agent”). The Amendment amends that certain Loan, Guaranty and Security Agreement, dated as of June 24, 2022 (as amended from time to time), among the Company, the other obligors party thereto, the lenders party thereto, and the Agent, to permit the Company to issue the additional notes.

The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment attached as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Form of Exchange and Subscription Agreement

10.2	Form of Repurchase Agreement

10.3	Second Amendment to Loan, Guaranty and Security Agreement, dated as of May 16, 2023, among Infinera Corporation, the other obligors party thereto, the lenders party thereto, and Bank of America, N.A., as Administrative Agent

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINERA CORPORATION

Date: May 17, 2023	By:	/s/ Nancy Erba
Nancy Erba
Chief Financial Officer